                                                                     EXHIBIT 2.2


                               MERGER AGREEMENT


MERGER AGREEMENT dated as of May 6, 1998 (hereinafter called the "Merger Agreement"), between AmQuest Financial Corp. (hereinafter called "AMQUEST") and BancFirst Corporation (hereinafter called "BANCFIRST").

                                  WITNESSETH:

AMQUEST is a corporation duly organized under the laws of the State of Oklahoma. As of March 31, 1998, AMQUEST had authorized capital stock consisting of 6,000,000 shares of common stock having a par value of $1.67 per share ("AMQUEST Common"), of which a total of 3,160,751 shares were issued and outstanding and
154,902 of which were shares subject to purchase options.   Except as set forth
in Exhibit A hereto, AMQUEST, or a subsidiary of AMQUEST, owns, beneficially and of record, all of the issued and outstanding capital stock of the banks (the "Banks") and of the corporations and/or limited liability companies (together, the "Companies") listed in Exhibit A hereto. The Banks and the Companies are hereinafter sometimes referred to collectively as "Subsidiaries" and each, sometimes, as a "Subsidiary."

BANCFIRST is a corporation duly organized under the laws of the State of Oklahoma. As of the date of this Agreement, BANCFIRST had capital stock of $22 million divided into $7.5 million shares of common stock having a par value of $1.00 per share ("BANCFIRST Common"), of which 6,777,969 are issued and outstanding and 900,000 shares of 10% cumulative Preferred Stock, $5.00 par value, of which no shares are issued and outstanding and 10 million shares of 10 million Preferred Stock, $1.00 par value, of which no shares are issued and outstanding.

The respective Boards of Directors of AMQUEST and BANCFIRST have each approved this Merger Agreement and the consummation of the transactions contemplated hereby and have approved the execution and delivery of this Merger Agreement. This Merger Agreement provides for the merger of AMQUEST with and into BANCFIRST upon the terms and conditions of this Merger Agreement (the "Merger").
BANCFIRST will be the surviving corporation of the Merger. From and after the time the Merger shall become effective as set forth in Section 4 of this Merger Agreement, and as and when required by this Merger Agreement, BANCFIRST will issue shares of BANCFIRST Common and in exchange for all of the issued and outstanding shares of AMQUEST

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Common. It is understood by each of the parties hereto that BANCFIRST seeks, as a result of the Merger, to acquire AMQUEST, the Banks and the Companies and all of their respective operating assets and liabilities.

Subject to the terms and conditions of this Merger Agreement, all parties will exert their reasonable best efforts to obtain such regulatory approvals and to effect such other actions as are necessary or appropriate to consummate the Merger. In no event will BANCFIRST issue more than 2,625,000 Shares of BANCFIRST Common in connection with the transactions contemplated by this Merger Agreement.

BANCFIRST and AMQUEST intend that the Merger be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to be accounted for as a pooling of interests pursuant to APB Opinion No.16.

In consideration of the premises, AMQUEST and BANCFIRST hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth in this Merger Agreement, AMQUEST shall be merged with and into BANCFIRST pursuant to and in accordance with applicable provisions of the Oklahoma General Corporation Act ("Oklahoma GCA").

2. Name. The name of the surviving corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) shall be "BancFirst Corporation."

3. Business. The business of BANCFIRST as the Surviving Corporation shall be that of a bank holding company. The Surviving Corporation shall exist by virtue of, and be governed by, the laws of the State of Oklahoma and shall have its principal office at 101 North Broadway, Oklahoma City, Oklahoma.

4. Effective Time of Merger; Certificate of Incorporation. The Merger shall become effective in accordance with applicable provisions of Section 1081 of the Oklahoma GCA upon the later of (i) the time a certificate of merger, certified copy of the Merger Agreement or other document or documents effecting the Merger under the Oklahoma GCA are filed with the

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     Secretary of State of the State of Oklahoma (the "Oklahoma State Filing")
     and (ii) that time, if any, subsequent to the time of the Oklahoma State Filing, designated in the Oklahoma State Filing as the time the merger shall become effective (the "Effective Time").

     The Certificate of Incorporation of BANCFIRST in effect as of the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and the By-laws of BANCFIRST in effect as of the Effective Time shall be the By-laws of the Surviving Corporation.

5. Effect of Merger. At the Effective Time, the separate corporate existence of AMQUEST and BANCFIRST, respectively, shall, as provided in applicable provisions of the Oklahoma GCA be merged into and continued in BANCFIRST as the Surviving Corporation, which shall be deemed to be the same corporation as AMQUEST and BANCFIRST. All rights, franchises and interests of AMQUEST and BANCFIRST, respectively, in and to every type of property, real, personal and mixed, and chooses in action, shall be transferred to and vested in BANCFIRST as the Surviving Corporation by virtue of the Merger without any deed or other transfer in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by AMQUEST and BANCFIRST, respectively, at the Effective Time, as provided in applicable provisions of the Oklahoma GCA.

6. Liabilities upon Merger. The Surviving Corporation shall be responsible for all of the liabilities of every kind and description of AMQUEST and BANCFIRST existing as of the Effective Time, except as may be specifically provided otherwise in this Merger Agreement.

7.   Conversion of Shares.

     (a)  At the Effective Time:

      (i) Each of the not more than 3,315,653 shares of AMQUEST Common that shall be issued and outstanding immediately prior to the Effective Time, including shares issued as a result of the exercise of stock options, except for shares of AMQUEST Common subject to the rights of a dissenting shareholder, shall thereupon and without further action be converted into .7917 shares of BANCFIRST Common, subject, however, to the provisions set forth in Section 7(c) herein relative to

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            fractional shares and to possible adjustments as set forth in
            Section 17(f) herein (the "Exchange Rate").

       (ii) Any shares of AMQUEST Common held by AMQUEST as treasury stock immediately prior to the Effective Time shall be canceled and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of BANCFIRST Common.

   (b) AMQUEST's shareholders of record at the Effective Time, for the shares of AMQUEST Common then held by them, respectively, shall be allocated and be entitled to receive (upon surrender of certificates formerly representing shares of AMQUEST Common for cancellation) certificates for shares of BANCFIRST Common as shall be equal to (x) the number of shares of AMQUEST Common outstanding immediately prior to the Effective Time multiplied by
       (y) the Exchange Rate.

   (c) No certificate for fractional shares of BANCFIRST Common will be issued by BANCFIRST in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of AMQUEST Common shall, upon surrender of the certificate or certificates representing such AMQUEST Common, be paid cash, without interest, by BANCFIRST for such fractional shares on the basis of the average of the closing prices of BANCFIRST Common as reported in The Wall Street Journal for each of the days included in the Valuation Period. The term "Valuation Period" shall mean the ten consecutive NASD trading days ending on the sixth NASD trading day immediately prior to the proposed Effective Time, as designated by BANCFIRST pursuant to Section 10(c) of this Merger Agreement.

   (d) As soon as practicable after the Effective Time, holders of certificates formerly representing shares of AMQUEST shall be instructed to tender such certificates to BANCFIRST pursuant to a letter of transmittal which shall be delivered to such shareholders by BANCFIRST and, subject to the provisions set forth above relating to fractional shares, BANCFIRST, or BancTrust, a division of BancFirst, as Exchange Agent for BANCFIRST, will distribute to such holders of certificates formerly representing shares of AMQUEST Common in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of AMQUEST Common the certificate(s) for shares of BANCFIRST Common in accordance with the

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       Exchange Rate. Each certificate formerly representing AMQUEST Common
       (other than certificates representing shares of AMQUEST Common subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of shares of BANCFIRST Common and cash for fractional shares into which such shares have been converted, except, however, and notwithstanding the foregoing, that, until such surrender of the certificate or certificates formerly representing shares of AMQUEST Common, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANCFIRST Common. Upon such surrender (or, in lieu of surrender, other provisions reasonably satisfactory to BANCFIRST as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time on the whole shares of BANCFIRST Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time, the holders of certificates formerly representing shares of AMQUEST Common shall cease to have rights with respect to such shares (except such rights, if any, as they may have as dissenting shareholders), and except as aforesaid, their sole rights shall be to exchange said certificates for shares of BANCFIRST Common and cash for fractional shares in accordance with this Merger Agreement.

       Certificates formerly representing shares of AMQUEST Common surrendered for cancellation by each shareholder entitled to exchange shares of AMQUEST Common for shares of BANCFIRST Common by reason of the Merger shall be appropriately endorsed or accompanied by such appropriate instruments of transfer as BANCFIRST may reasonably require; provided, however, that if there be delivered to BANCFIRST by any person who is unable to produce any such certificate formerly representing shares of AMQUEST Common for transfer (i) evidence to the reasonable satisfaction of BANCFIRST that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such security or indemnity as reasonably may be requested by BANCFIRST to save it and BancTrust harmless, and (iii) evidence to the reasonable satisfaction of BANC FIRST that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of BANCFIRST Common pursuant to this Merger Agreement, then BANCFIRST, in the absence of actual notice to it that any shares theretofore represented by any such certificate

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       have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANCFIRST Common which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate formerly representing shares of AMQUEST Common.

   (e) Prior to the Effective Time neither BANCFIRST nor AMQUEST shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of common stock or declare a dividend or make a distribution on its common stock in any security convertible into or exchangeable for its common stock.

8. Board of Directors and Employees; Name Changes. The directors of BANCFIRST immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation immediately following the Effective Time and until the next annual meeting of shareholders at which their respective successors are elected and qualified. The officers and employees of the Surviving Corporation immediately following the Effective Time shall be the officers and employees of BANCFIRST immediately before the Effective Time. The directors, officers and employees of the Subsidiaries immediately following the Effective Time shall be the directors, officers and employees of the respective Subsidiaries immediately before the Effective Time.

   AMQUEST will cooperate with BANCFIRST in the procurement of requisite corporate and regulatory approvals and will use its reasonable best efforts to take such other steps as are appropriate and necessary to effect, when and if requested by BANCFIRST, changes in the name of each of the Subsidiaries to include the words "BANCFIRST" so that such name changes will become effective at the Effective Time or such later dates as may be designated by BANCFIRST.

9. Stock Options.

   (a) As of the date of the Merger Agreement, there are outstanding and unexercised stock options for shares of AMQUEST Common held by directors, officers and employees of AMQUEST and its Subsidiaries. Immediately following the Effective Time, all unexercised stock options for shares of AMQUEST Common issued to and held by directors, officers and employees of AMQUEST and its Subsidiaries immediately prior to the Effective Time shall be assumed by BANCFIRST and converted into options to

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        purchase that number of shares of BANCFIRST Common equal to the number of shares of AMQUEST Common subject to such unexercised options immediately prior to the Effective Time multiplied by the Exchange Rate. The per share exercise price of such options for shares of BANCFIRST Common shall be the exercise price applicable to the options for shares of AMQUEST Common converted into options for BANCFIRST shares divided by the Exchange Rate. Except as set forth herein, all terms and conditions of the stock option agreements for options for AMQUEST Common shall continue in full force and effect.

10. Undertakings of the Parties. AMQUEST and BANCFIRST further agree as follows:

    (a) This Merger Agreement shall be submitted to the shareholders of AMQUEST and BANCFIRST for approval at meetings to be called and held in accordance with applicable law and the respective Certificates of Incorporation and By-laws of AMQUEST and BANCFIRST. Such shareholders' meetings will be scheduled to be held approximately 30 days following the mailing by AMQUEST and BANCFIRST of their proxy statements to their respective shareholders, which mailing will promptly follow the effective date of the registration statement to be filed by BANCFIRST with the Securities and Exchange Commission (the " SEC") as provided in
        Section 10(d). AMQUEST and BANCFIRST will cooperate with each other in order to facilitate the preparation, filing and clearance of the registration statement and the proxy statement under federal and state securities laws to be used with respect to such shareholders' meeting and the exchange of shares as contemplated by this Merger Agreement.

    (b) BANCFIRST will promptly prepare and file an application (believed in good faith by BANCFIRST to be substantially complete in form and substance) with the Board of Governors of the Federal Reserve System (the "Board") under appropriate provisions of Section 3 of the Bank Holding Company Act of 1956, as amended, and, if necessary, to the Oklahoma State Banking Board (the "Oklahoma Board") for prior approval of the Merger and/or the proposed acquisition of AMQUEST and/or one or more of the Subsidiaries by BANCFIRST. AMQUEST will furnish BANCFIRST such information, appropriate representations and documents as may be reasonably requested by BANCFIRST in connection therewith and will cooperate with BANCFIRST in the procurement of requisite corporate and regulatory approvals to effect the Merger. BANCFIRST will provide AMQUEST and its counsel with reasonable opportunity to

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       comment on the applications which it proposes to file in connection with such regulatory approvals and will give due consideration to any comments of AMQUEST and its counsel before making such filings. BANCFIRST will use its reasonable best efforts to cause such applications to be approved by the Board and, if required, the Oklahoma Board and to obtain such other regulatory consents and approvals as may be necessary to facilitate the Merger, in each case as soon as possible, and will promptly provide AMQUEST with copies of all such applications together with correspondence to or from the Board and the Oklahoma Board related thereto.

   (c) The Effective Time shall occur, subject to Section 24 of this Merger Agreement, at such time as shall be designated by BANCFIRST which shall be a date not later than thirty (30) days following the latter of (A) receipt of all approvals of the Board and the Oklahoma Board and the expiration of any required waiting periods with respect thereto; (B) approval of the Merger by the shareholders of AMQUEST; and (C) approval of the Merger by the shareholders of BANCFIRST; provided, however, the Effective Time may be such other day as shall be agreed to by BANCFIRST and AMQUEST. BANCFIRST and AMQUEST shall use their best efforts to cause the Effective Time to occur on or before September 30, 1998.

   (d) BANCFIRST will promptly prepare and file with the SEC and use its reasonable best efforts to cause to become effective as soon as possible, a registration statement, including the related prospectus and proxy statement referred to in Section 10(a) above (the "Proxy Statement"), and any required amendments thereto or supplements to any prospectus contained therein, relating to the exchange of BANCFIRST Common contemplated by this Merger Agreement. BANCFIRST will provide AMQUEST and its counsel a reasonable opportunity to comment on such proposed filings and will give due consideration to any comments of AMQUEST and its counsel before making any such filings. Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). BANCFIRST shall use its reasonable best efforts to have the shares of BANCFIRST Common qualified or exempted from qualification under all applicable state securities laws as soon as possible. In the event that a stop order has been issued, or threatened, by the SEC, that suspends or would suspend the effectiveness of the registration statement, BANCFIRST shall use its reasonable best efforts to promptly remove, or cause not to be issued, any such stop order.

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   (e) BANCFIRST will assume and pay all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by BANCFIRST shall include (i) all legal and other expenses and taxes incurred by BANCFIRST incident to the consummation of the Merger contemplated by this Merger Agreement, (ii) all legal and other expenses incurred by BANCFIRST incident to the preparation and filing of the applications to the Board, the Oklahoma Board and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by this Merger Agreement and
       (iii) all legal and other expenses, if any, incurred in connection with the registration and qualification of BANCFIRST Common under federal and state securities laws. The expenses to be assumed and paid by BANCFIRST shall not include any legal, accounting or other expenses incurred by AMQUEST in the negotiation of the Merger, associated with the Proxy Statement, the examination or review of documents for its own benefit, in connection with its own corporate proceedings or with respect to any investment banker or advisor for services rendered on its behalf, all of which will be assumed and paid by AMQUEST. BANCFIRST will pay the expenses of reproducing the Proxy Statement.

   (f) All information furnished by or on behalf of AMQUEST to BANCFIRST or any of its representatives in connection with this Merger Agreement (whether before or after the date of this Merger Agreement) will be kept confidential by BANCFIRST in accordance with the terms of that certain agreement dated March 6, 1998 (the "Confidentiality Agreement") between BANCFIRST and AMQUEST.

   (g) BANCFIRST will provide AMQUEST with copies of all filings made by BANCFIRST with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1933 Act and the respective rules and regulations of the SEC thereunder at the time such filings are made at any time prior to the Effective Time.

   (h) BANCFIRST will furnish to AMQUEST all information concerning BANCFIRST reasonably required by AMQUEST in connection with the preparation of proxy solicitation materials for use in soliciting proxies in connection with the meeting of AMQUEST's shareholders called for the purpose of voting on the Merger and will promptly advise AMQUEST if BANCFIRST determines that any of such information is

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       or becomes false or misleading in any material respect. AMQUEST will furnish to BANCFIRST all information concerning AMQUEST and the Subsidiaries reasonably required by BANCFIRST in connection with BANCFIRST's preparation of the registration statement (including the related prospectus) and any required amendments or supplements thereto, or in connection with other filings by BANCFIRST relating to the registration of its shares and will promptly advise BANCFIRST if AMQUEST determines that any such information is or becomes false or misleading in any material respect.

   (i) No press release or other public disclosure of matters related to this Merger Agreement or any of the transactions contemplated hereby shall be made by AMQUEST or BANCFIRST unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

   (j) For not less than the three-year period immediately following the Effective Time, BANCFIRST shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the 1933 Act.

   (k) AMQUEST will use its reasonable best efforts to cause each person who, in the joint opinion of counsel for BANCFIRST and AMQUEST, is at the Effective Time or was, at the time of AMQUEST's shareholders' meeting referred to in Section 10 hereof, an "affiliate" of AMQUEST (as that term is used in Rules 144 and 145 promulgated by the SEC under the 1933
       Act), to execute and deliver to BANCFIRST the written undertakings in the form attached hereto as Exhibit B.

   (l) AMQUEST shall provide BANCFIRST with adequate opportunity to conduct such further reviews and examinations of the business, properties and conditions (financial and otherwise) of AMQUEST, as BANCFIRST shall deem prudent, provided that such investigations shall not interfere unreasonably with the normal operations of AMQUEST.

   (m) Prior to the Effective Time, BANCFIRST will file with the SEC and use its reasonable best efforts to cause to become effective not later than the Effective Time, a registration statement on Form S-8 or other appropriate form to register with the SEC the shares of BANCFIRST Common which may be issued to individuals upon the exercise of stock

                                      -10-
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       options and/or other stock-related benefits assumed by BANCFIRST pursuant to this Merger Agreement and/or the Benefits Agreement and will use its reasonable best efforts to cause such registration statement to remain in effect until the exercise or expiration of all such options and/or other stock-related benefits. BANCFIRST shall use its reasonable best efforts to have the shares of BANCFIRST Common which may be issued upon the exercise of such options qualified or exempted from qualification from all applicable state securities laws.

   (n) BANCFIRST shall cause the shares of BANCFIRST Common Stock to be issued in the Merger and the shares of BANCFIRST Common Stock issuable upon exercise of the AMQUEST options assumed by BANCFIRST in connection with the Merger to be approved for listing on the NASDAQ NMS prior to the Closing Date.

   (o) As soon as reasonably practicable after the Effective Time, BANCFIRST shall provide employee benefit plans and arrangements to active employees of AMQUEST and its Subsidiaries that are the same as, or substantially the equivalent of, the employee benefit plans and arrangements of BANCFIRST as in effect immediately prior to the Effective Time or as may be modified or terminated from time to time thereafter by BANCFIRST. Pending such action, BANCFIRST shall maintain the effectiveness of the AMQUEST benefit plans. From and after the Effective Time, BANCFIRST shall also honor, and shall cause the AMQUEST Subsidiaries to honor, in accordance with their terms, all employment and severance agreements and arrangements which apply to employees of the AMQUEST as disclosed in the AMQUEST Disclosure Schedule. BANCFIRST further agrees that the employees of the AMQUEST shall be credited for their actual and credited service with the AMQUEST for purposes of eligibility, vesting and benefit accrual (except in the case of a defined benefit pension plan) in the employee plans provided by BANCFIRST. Such employees' benefits under BANCFIRST's medical benefit plan shall not be subject to any exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid. On or before the Effective Time, if the Board of Directors of AMQUEST so determine, AMQUEST may pay cash bonuses to its employees in an aggregate amount consistent with past practice. BANCFIRST will pay one week of severance pay for each year of service with a maximum of 26 weeks to any employee of AMQUEST terminated as a result of a position elimination within the first year.

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    (p) AMQUEST and BANCFIRST shall each use its best efforts to cause the
        Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in
        Section 12 to such effect. BANCFIRST and AMQUEST shall each use their best efforts to cause the Merger to be accounted for as a pooling of interests for financial accounting purposes pursuant to the provisions of APB 16 and the rules and interpretations of the SEC relating thereto and shall use their best efforts to cause their respective shareholders not to take any action that would adversely affect the ability of BANCFIRST to account for the Merger as a pooling of interests.

    (q) At the Effective Time or as soon thereafter as BANCFIRST shall change the name of the Banks, all rights to use the name "AmQuest Financial," including, but not limited to, any federal or state trademarks or servicemarks related thereto, and any signage related thereto shall be assigned and conveyed by BANCFIRST and/or AMQUEST to the designees of AMQUEST without consideration, subject to the terms of a mutually acceptable agreement between the designees and BANCFIRST pursuant to which the designees agree that (i) "AmQuest Financial" will not be used anywhere in Oklahoma within one year following the Effective Time; and in any current AmQuest communication within two years following the Effective Time; and (ii) "AmQuest Financial" will not be used in commercial banking, savings bank or brokerage services in the state of Oklahoma for a period of three years following the Effective Time.

    (r) At the Effective Time, BANCFIRST shall enter into a registration rights agreement in the form attached hereto as Exhibit E with all of those shareholders of AMQUEST who, in the opinion of counsel to AMQUEST, may be considered affiliates of AMQUEST and who elect to be included in such agreement providing for the registration under the Securities Act of 1933 of the shares of BANCFIRST issued to them in connection with the Merger on a Form S-3 shelf registration statement providing for sales and other dispositions from time to time in nonunderwritten transactions.

11. Dissenting Shareholders. Shareholders of AMQUEST Common who do not vote their shares in favor of the Merger and otherwise perfect applicable dissenters' rights will be entitled to applicable dissenters or appraisal rights, if any, under applicable provisions of the Oklahoma GCA. Consummation of the transactions contemplated by this Merger Agreement is specifically conditioned on the number of shares of AMQUEST Common as to which shareholder of AMQUEST exercise dissenting or appraisal rights, plus any "tainted" shares of AMQUEST Common held as treasury stock by AMQUEST, within the meaning of APB Opinion No. 16 totaling less than 10% of the number of shares of AMQUEST Common issued and outstanding at the Effective Time.

12. Tax Opinion. BANCFIRST and AMQUEST shall use their respective reasonable best efforts to obtain from Crowe and Dunlevy a written opinion addressed to AMQUEST, its shareholders and BANCFIRST, that based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by this Merger Agreement:

    (a) The statutory Merger of AMQUEST with and into BANCFIRST will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

    (b) No gain or loss will be recognized by BANCFIRST or AMQUEST as a consequence of the transactions herein contemplated;

    (c) No gain or loss will be recognized by the shareholders of AMQUEST on the exchange of their shares of AMQUEST Common for shares of BANCFIRST Common (disregarding for this purpose any cash consideration received by such shareholders of AMQUEST Common, including any cash received pursuant to the exercise of statutory dissenters' rights or for fractional share interests to which they may be entitled);

    (d) The Federal income tax basis of the BANCFIRST Common (including fractional share interests to which they may be entitled) received by the shareholders of AMQUEST Common for their shares of AMQUEST Common will be the same as the Federal income tax basis of the AMQUEST Common surrendered in exchange therefor; and

    (e) The holding period of the BANCFIRST Common received by a shareholder of AMQUEST Common will include the period for which the AMQUEST Common exchanged therefor was held, provided the exchanged AMQUEST Common was held as a capital asset by such shareholder on the date of the exchange.

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13. Representations and Warranties of BANCFIRST.  BANCFIRST represents and warrants to AMQUEST that, except as set forth in BANCFIRST's disclosure letter to AMQUEST dated May 6, 1998, and any attachments or schedules annexed thereto, and delivered to AMQUEST not later than the time of AMQUEST's execution of this Merger Agreement (the "BANCFIRST Disclosure Letter") and except as otherwise indicated below:

    (a) BANCFIRST is a corporation duly organized and validly existing in good standing under the laws of the State of Oklahoma, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Oklahoma, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a BANCFIRST Material Adverse Effect, as hereinafter defined. A BANCFIRST Material Adverse Effect is that which has or would have a material adverse effect on the business, operations, financial condition or results of operations of BANCFIRST and its subsidiaries, taken as a whole, or on the ability of BANCFIRST to consummate the transactions contemplated hereby. BANCFIRST has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and its subsidiaries. BANCFIRST is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of BANCFIRST. Subject only to obtaining the required regulatory and shareholder approvals, BANCFIRST is, and at all times after the date of this Merger Agreement to and including the Effective Time will be, authorized to effect the Merger under applicable law. As of March 31, 1998 BANCFIRST had authorized capital stock of $22 million, divided into
        7.5 million shares of BANCFIRST Common, 6,362,699 of which shares of BANCFIRST Common were issued and outstanding, 900,000 shares of 10% Cumulative Preferred Stock par value $5.00 per share, of which no shares were issued and outstanding and 10 million shares of Senior Preferred Stock, $1.00 par value of which no shares are issued and outstanding. All of the issued and outstanding shares of BANCFIRST's capital stock are duly authorized, validly issued, fully paid, nonassessable and subject to no pre-emptive rights.

    (b) BANCFIRST has furnished to AMQUEST copies of the following financial statements relating to BANCFIRST and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheets of BANCFIRST as of December 31, 1996 and 1997 and the Consolidated

        Statements of Income, Shareholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by Coopers & Lybrand, L.L.P., independent auditors; and (ii) the unaudited Consolidated Balance Sheet of BANCFIRST as at March 31, 1998 and the unaudited Consolidated Statements of Income for the period then ended, together with the notes thereto. Each of the aforementioned financial statements present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial p osition and results of operations of BANCFIRST as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since March 31, 1998, there has not been any change in the financial condition, results of operations or business of BANCFIRST and its subsidiaries that has had a BANCFIRST Material Adverse Effect.

    (c) Since December 31, 1994, BANCFIRST and each of its subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that any of them was required to file with
        (i) the SEC, including, but not limited to, all Forms 10-K, Forms 10-Q, Forms 8-K, annual reports and proxy statements, (ii) the Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Oklahoma Banking Department (the "OBD") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to in this Merger Agreement as the BANCFIRST Reports. As of their respective dates, the BANCFIRST Reports complied in all material respects with the respective rules and regulations promulgated by the SEC, the Board, the FDIC, the OBD and state securities or banking authorities, and did not contain at the time filed any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (d) The Board of Directors of BANCFIRST has duly authorized (i) the execution and delivery of this Merger Agreement and approved the Merger as contemplated by said Merger Agreement and will recommend it to the BANCFIRST shareholders for adoption; and (ii) the increase in authorized common stock of BANCFIRST to 12 million shares and will recommend such increase to the BANCFIRST shareholders. BANCFIRST has all requisite power and authority to enter into this Merger Agreement and, following the vote of its shareholders in favor of the Merger, and the authorization of additional shares to be issued in the Merger, BANCFIRST will have the authority to consummate the transactions contemplated hereby. Subject to the approval by the shareholders of BANCFIRST, this Merger Agreement constitutes the valid, legally binding and enforceable obligation of BANCFIRST and this Merger Agreement and the consummation of the Merger have been duly authorized and approved on behalf of BANCFIRST by all requisite corporate action. Provided the required approvals are obtained from the BANCFIRST shareholders, the Board and the Oklahoma Board, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANCFIRST is subject, any contract, agreement or instrument to which BANCFIRST is a party or by which BANCFIRST is bound or committed, or the Certificate of Incorporation or By-laws of BANCFIRST, or constitute an event which with the lapse of time or action by a third party, could, to the best of the knowledge of BANCFIRST and its executive officers, after due inquiry, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANCFIRST or upon any of the stock of BANCFIRST or adversely affect the ability of BANCFIRST to consummate the transactions contemplated hereby, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have any BANCFIRST Material Adverse Effect.

    (e) The reserve for possible loan and lease losses shown on the March 31, 1998 Consolidated Balance Sheet of BANCFIRST is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1998.

    (f) Except as disclosed in the financial statements referred to in Section 13(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge of BANCFIRST and its executive officers after due inquiry, overtly threatened against or affecting BANCFIRST or its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of BANCFIRST or its subsidiaries and, if so resolved, would have a BANCFIRST Material Adverse Effect or materially impair its ability to perform under this Merger Agreement, and to the best of the knowledge and belief of BANCFIRST and its executive officers after due inquiry, no one has reasonable or valid g rounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against BANCFIRST based upon the wrongful action or inaction of BANCFIRST or its subsidiaries or any of their respective officers, directors or employees.

    (g) At the Effective Time and on such subsequent dates when the former shareholders of AMQUEST surrender their certificates formerly representing shares of AMQUEST Common for cancellation and exchange, the shares of BANCFIRST Common to be exchanged with former shareholders of AMQUEST will be duly authorized and validly issued by BANCFIRST and will be fully paid and nonassessable and subject to no pre-emptive rights.

    (h) BANCFIRST and each of its subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its subsidiaries and all other assets and properties reflected in BANCFIRST's Balance Sheet as of March 31, 1998 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1998 ). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as noted in said Balance Sheet or the notes thereto;
        (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a BANCFIRST Material Adverse Effect. BANCFIRST and its subsidiaries as lessees have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by BANCFIRST and its subsidiaries. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a BANCFIRST Material Adverse Effect.

   (i) To the best of the knowledge of BANCFIRST and its executive officers after due inquiry, BANCFIRST and its subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which, together with any penalty which results therefrom, have not had and will not have a BANCFIRST Material Adverse Effect. Neither BANCFIRST nor any of its subsidiaries is in default under, and no event has occurred which, to the best of the knowledge of BANCFIRST and its executive officers after due inquiry, is likely to result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a BANCFIRST Material Adverse Effect.

   (j) BANCFIRST has not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

   (k) Each pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plan maintained by or covering employees of BANCFIRST or any subsidiary of BANCFIRST (hereinafter referred to collectively as the "plans") which purports to be a qualified plan under Section 401(a) of the Internal Revenue Code is so qualified. All of the plans which constitute employee benefit or employee welfare benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered. BANCFIRST and its executive officers, after due inquiry, have no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with the applicable requirements of ERISA, would result or have resulted in liability under Title IV of ERISA or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred during the past five years and which could reasonably be expected to result in any material liability of BANCFIRST or any subsidiary to the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Treasury, the

       Department of Labor or any multiemployer plan. Those plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such plans equal or exceed the actual present value of accrued benefits under such plans determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation. There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the plans, any fiduciaries thereof with respect to their duties to the plans or the assets of any of the trusts under any of the plans which could reasonably be expected to result in any material liability of BANCFIRST or any subsidiary to the PBGC, Department of Treasury, Department of Labor or any multiemployer plan.

   (l) Except where the failure to file would not have a BANCFIRST Material Adverse Effect on BANCFIRST and its subsidiaries, BANCFIRST and/or its subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by BANCFIRST or its subsidiaries up to the date hereof. All of the foregoing returns are true and correct in all material respects, and BANCFIRST and its subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the BANCFIRST Disclosure Letter) or claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might have a BANCFIRST Material Adverse Effect, except for those being contested in good faith and summarized in the BANCFIRST Disclosure Letter. BANCFIRST and its subsidiaries have paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending on or before the date hereof. BANCFIRST and its subsidiaries have, and at the Effective Time will have, no liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of BANCFIRST as of the Effective Time or are being contested in good faith and have, if material, been summarized in the BANCFIRST Disclosure Letter.

   (m) BANCFIRST has in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies comparable in size and operation to BANCFIRST.

   (n) Neither the Proxy Statement nor the related registration statement nor any amendment or supplement thereto that is filed with the SEC in connection with the transactions contemplated hereby (except for any information which has been or shall be supplied by AMQUEST for inclusion in the Proxy Statement and registration statement and is so included as so supplied) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement at the time it becomes effective and at the time of AMQUEST's shareholders' meeting) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The registration statement and any amendments or supplements thereto that are filed with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

   (o) No employee of BANCFIRST or any of its subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. BANCFIRST is unaware of any efforts during the past five years to unionize or organize any employees of BANCFIRST or any of its subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of knowledge of BANCFIRST and its executive officers after due inquiry, threatened against BANCFIRST or any of its subsidiaries which claim has had or is reasonably likely to have a BANCFIRST Material Adverse Effect.

   (p) To the actual knowledge of BANCFIRST and its executive officers: (i) with respect to any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by BANCFIRST or any of its subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S)9601 et seq. ("CERCLA:), the Resource Conservation and Recovery Act, 42 U.S.C.
       (S)(S)6901 et seq. ("RCRA:), the Clean Water Act, 33 U.S.C. (S)(S)1251 et seq. ("CWA"), or the Clean Air Act, 42 U.S.C. (S)(S)7401 et seq. ("CAA"), as each is amended from time to time, or any other federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority relating to health or safety or environmental protection (such statutes, ordinances, regulations, orders, rulings and decisions, together, "Environmental Laws"); (ii) neither BANCFIRST nor any of its subsidiaries is responsible in any material respect under any Environmental Law for any release by any person at or in the vicinity of real property of any Contaminant, including without limitation by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment (collectively "Release"); (iii) neither BANCFIRST nor any of its subsidiaries is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (iv) BANCFIRST and its subsidiaries are, in all material respects, in compliance with all applicable Environmental Laws; and (v) no real property owned or used by BANCFIRST or any of its subsidiaries contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) is reasonably likely to require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (q) The statements made in the BANCFIRST Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of BANCFIRST under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the BANCFIRST Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

14. Representations and Warranties of AMQUEST. AMQUEST represents and warrants to BANCFIRST that, except as shall be set forth in AMQUEST's disclosure letter dated May 6, 1998, and any attachments or schedules annexed thereto, and delivered to BANCFIRST not later than the time of BANCFIRST's execution of this Merger Agreement (the "AMQUEST Disclosure Letter"), and except as indicated below:

    (a) AMQUEST is a corporation duly organized and validly existing in good standing under the laws of the State of Oklahoma, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Oklahoma, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a AMQUEST Material Adverse Effect, as hereinafter defined. An AMQUEST Material Adverse Effect is that which has or would have a material adverse effect on the business, operations, financial condition or results of operations of AMQUEST and the Subsidiaries taken as a whole, or on the ability of AMQUEST to consummate the transactions contemplated hereby. AMQUEST and the Subsidiaries each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. AMQUEST is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of AMQUEST. Subject only to obtaining the required regulatory approvals and the approval of AMQUEST shareholders, AMQUEST is, and at all times after the date of this Merger Agreement to and including the Effective Time will be, authorized to effect the Merger under applicable law. As of March 31, 1998, AMQUEST had authorized capital stock consisting of 6,000,000 shares of AMQUEST Common, of which a total of 3,604,196 shares were issued and outstanding and 443,445 of which were shares of treasury stock owned by AMQUEST. All of the issued and outstanding shares of AMQUEST Common are duly authorized, validly issued, fully paid, nonassessable and subject to no pre-emptive rights. There are no outstanding options, warrants, stock appreciation rights or commitments of any kind related to AMQUEST's capital stock or the exchange of AMQUEST's capital stock except for outstanding stock options which have been granted related to the purchase of not more than 154,902 shares of AMQUEST Common.

   (b) AMQUEST has furnished to BANCFIRST copies of the following financial statements relating to AMQUEST and the Subsidiaries on a consolidated basis: (i) the audited Consolidated Balance Sheet of AMQUEST as of December 31, 1996 and 1997, and the Consolidated Statements of Income, Stockholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by Arthur Andersen, L.L.P., Certified Public Accountants; and (ii) the unaudited Consolidated Balance Sheet of AMQUEST as at March 31, 1998 and the unaudited Consolidated Statement of Income for the period then ended. Each of the aforementioned financial statements presents fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of AMQUEST as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since March 31, 1998, there has not been any change in the financial condition, results of operations or business of AMQUEST and the Subsidiaries that has had a AMQUEST Material Adverse Effect.

   (c) Since December 31, 1994, AMQUEST and each of the Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that any of them was required to file with (i) the Board, (ii) the FDIC, (iii) OCC and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to in this Merger Agreement as the "AMQUEST Reports." As of their respective dates, the AMQUEST Reports complied in all material respects with the respective rules and regulations promulgated by the Board, the FDIC, the OCC and state securities or banking authorities, and did not contain at the time filed any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (d) The Board of Directors of AMQUEST has duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by the Merger Agreement and, subject to the fiduciary duties of the Board of Directors, will recommend it to the AMQUEST shareholders for adoption. Subject to the approval by the shareholders of AMQUEST, this Merger Agreement constitutes the valid, legally binding and enforceable obligation of AMQUEST and AMQUEST has all requisite power and authority to enter into this Merger Agreement and AMQUEST has the authority to consummate the transactions contemplated hereby so that, provided all such shareholder and regulatory approvals are obtained, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which AMQUEST is subject, any contract, agreement or instrument to which AMQUEST is a party or by which AMQUEST is bound or committed, or the Certificate of Incorporation or By-Laws of AMQUEST, or constitute an event which with the lapse of time or action by a third party, could, to the best of the knowledge of AMQUEST and its executive officers after due inquiry, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of AMQUEST or upon any of AMQUEST's capital stock; except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a AMQUEST Material Adverse Effect.

   (e) The reserve for possible loan and lease losses shown on the March 31, 1998 Consolidated Balance Sheet of AMQUEST is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1998.

   (f) Except as disclosed in the financial statements referred to in Section 14(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge AMQUEST and its executive officers after due inquiry, overtly threatened, against or affecting AMQUEST or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority which is reasonably likely to be resolved adversely to the interest of AMQUEST or its Subsidiaries and, if so resolved, would have a AMQUEST Material Adverse Effect, and to the best of the knowledge and belief of AMQUEST and its executive officers after due inquiry, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against AMQUEST based upon the wrongful action or inaction of AMQUEST or any of its Subsidiaries or any of their respective officers, directors or employees.

   (g) AMQUEST and its Subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its Subsidiaries and all other assets and properties reflected in AMQUEST's Balance Sheet as of March 31, 1998 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1998). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as reflected in said Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a AMQUEST Material Adverse Effect. AMQUEST and its Subsidiaries as lessee have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by AMQUEST and its Subsidiaries. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a AMQUEST Material Adverse Effect.

   (h) To the best of the knowledge of AMQUEST and its executive officers after due inquiry, AMQUEST and its Subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom have not had and will not have a AMQUEST Material Adverse Effect. Neither AMQUEST nor any of its Subsidiaries is in default under, and no event has occurred which, to the best of the knowledge of AMQUEST and its executive officers after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case when the default has had or is likely to have a AMQUEST Material Adverse Effect.

   (i) AMQUEST has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby except for fees to Howe Barnes Investments, Inc. to be determined in accordance with the terms of that certain engagement letter dated January 27, 1998, which is annexed as an exhibit to the AMQUEST Disclosure Letter, which fees will be accrued as a liability of AMQUEST not later than the end of the month prior to the Effective Time.

   (j) Except as set forth in the AMQUEST Document List (the "AMQUEST Document List") attached to the AMQUEST Disclosure Letter, neither AMQUEST nor any of its Subsidiaries is a party to or bound by any written or oral (i) employment or consulting contract which is not terminable by AMQUEST or its Subsidiaries on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material agreements as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. All such pension, stock bonus, profit-sharing, retirement, health and welfare plans set forth in the AMQUEST Document List are hereinafter referred to collectively as the "Plans." Each of those Plans which purports to be a qualified plan under Section 401(a) of the Internal Revenue Code is so qualified and nothing has occurred, to the knowledge of AMQUEST and its executive officers, whether by action or the failure to act, which could reasonably be expected to result in the loss of such qualification. All of the plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA have been maintained in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered. AMQUEST and its executive officers, after due inquiry, have no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, would result or have resulted in liability under Title IV of ERISA or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue

       Code) which has occurred during the past five years and which could reasonably be expected to result in any material liability of AMQUEST or any Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. Those plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such plans equal or exceed the actual present value of accrued benefits under such plans as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation. There are no pending or threatened claims (other than claims for benefits in the ordinary course and pursuant to domestic relations orders), lawsuits or arbitrations which have been asserted or instituted against the plans, any fiduciaries thereof with respect to their duties to the plans or the assets of any of the trusts under any of the plans which could reasonably be expected to result in any material liability of AMQUEST or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan.

   (k) Except where the failure to file would not have a AMQUEST Material Adverse Effect on AMQUEST and its Subsidiaries, AMQUEST and/or its Subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by AMQUEST or its Subsidiaries up to the date hereof. AMQUEST has made available to BANCFIRST a copy of its Federal income tax return for the years 1995 and 1996 and agrees to provide a copy of its Federal income tax return for the year 1997 when the same becomes available. All of the foregoing returns are true and correct in all material respects, and AMQUEST and its Subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the AMQUEST Disclosure Letter) claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might have a AMQUEST Material Adverse Effect, except for those being contested in good faith and summarized in the AMQUEST Disclosure Letter. AMQUEST and its Subsidiaries have paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending on or before the date hereof. AMQUEST and its Subsidiaries have, and at the Effective Time will have, no liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of AMQUEST as of the Effective Time or are being contested in good faith and have, if material, been summarized in the AMQUEST Disclosure Letter.

   (l) AMQUEST has in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies comparable in size and operation to AMQUEST.

   (m) AMQUEST has not, since March 31, 1998 to the date hereof, (i) sold or issued any corporate debt securities or sold, issued, reissued or increased its shares of its capital stock; (ii) granted any option for the purchase of capital stock other than with respect to existing stock option plans; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as permitted pursuant to Section 15(a) hereof or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than landlord's liens and statutory liens for taxes not yet delinquent and banking transactions conducted in the ordinary course of business) on any of its material assets or properties; (v) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than liabilities included in AMQUEST's financial statements as of March 31, 1998, liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Merger Agreement; (vi) sold, exchanged or otherwise disposed of any material capital assets;
       (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a AMQUEST Material Adverse Effect or waived any rights of value which, in the aggregate, have had a AMQUEST Material Adverse Effect; (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; or (x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Merger Agreement.

   (n) AMQUEST has annexed to the AMQUEST Disclosure Letter a loan schedule identifying certain loan agreements, notes and borrowing arrangements (the "AMQUEST Loan Schedule") between its Subsidiaries and borrowers of its Subsidiaries. Except as specifically noted on the AMQUEST Loan Schedule, no Subsidiary was, as of March 31, 1998, a party to any written or oral (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $250,000 per loan, under the terms of which the obligor is over 60 days delinquent in payment of principal or interest or, to the best of AMQUEST's knowledge, in default of any other provision as of the dates shown thereon; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by AMQUEST, a Subsidiary or banking regulator; (iii) loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director, executive officer or ten percent shareholder of AMQUEST or, to the actual knowledge of AMQUEST and its executive officers after due inquiry, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or, (iv) to the best of the knowledge of AMQUEST and its executive officers after due inquiry, loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could, to the best of the knowledge of AMQUEST and its executive officers after due inquiry, have a AMQUEST Material Adverse Effect.

   (o) None of the information provided by AMQUEST to BANCFIRST for inclusion in the Proxy Statement or related registration statement or any amendment or supplement thereto (to the extent so included as so provided) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement, at the time it becomes effective) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

  (p) Neither AMQUEST nor any Subsidiary is, as of the date hereof, a party to any material contract and/or any material credit agreement as obligor, maker, issuer or guarantor and which contract or agreement contains covenants which make the acquisition of AMQUEST or any Subsidiary by or merger with another entity a condition of default or acceleration.

  (q) Attached hereto as Exhibit A is AMQUEST's Subsidiaries List which sets forth the complete legal name of each Subsidiary, a designation of the laws under which each Subsidiary is incorporated and the activities conducted by each Subsidiary. Except as set forth in Exhibit A, AMQUEST has no subsidiaries. Each of the Subsidiaries is a corporation, limited liability company or similar entity duly organized and validly existing in good standing under the laws of the United States or the state of its incorporation or organization and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and is duly qualified to do business and is in good standing in all jurisdictions where the failure to so qualify (together with all such failures) would have a AMQUEST Material Adverse Effect. Except as may be set forth in Exhibit A, AMQUEST and/or one or more of its Subsidiaries owns beneficially and of record all the outstanding shares of capital stock of each Subsidiary, which stock is fully paid and non-assessable (except as provided in 12 U.S.C. (S)55 and similar state laws). Neither AMQUEST nor any of its Subsidiaries is a party to any partnership or joint venture or owns more than 5% of the equity or voting interest in any entity or enterprise.

  (r) No employee of AMQUEST or any of its Subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. AMQUEST is unaware of any efforts during the past five years to unionize or organize any employees of AMQUEST or any of its Subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of the knowledge of AMQUEST and its executive officers after due inquiry, threatened against AMQUEST or its Subsidiaries, which claim has had or is reasonably likely to have a AMQUEST Material Adverse Effect.

   (s) To the actual knowledge of AMQUEST and its executive officers: (i) with respect to any Contaminant, there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by AMQUEST or any Subsidiary, CERCLA or any other Environmental Laws; (ii) neither AMQUEST nor any Subsidiary is responsible in any material respect under any Environmental Law for any Release by any person at or in the vicinity of any real property of any Contaminant, including without limitation by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment; (iii) neither AMQUEST nor any Subsidiary is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (iv) AMQUEST and each Subsidiary is, in all material respects, in compliance with all applicable Environmental Laws; and (v) no real property owned or used by AMQUEST or any Subsidiary contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) is reasonably likely to require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

   (t) The statements made in the AMQUEST Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of AMQUEST under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the AMQUEST Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

15. Action by AMQUEST Pending Effective Time. AMQUEST agrees that from the date of this Merger Agreement until the earlier of the Effective Time or the time that this Merger Agreement is terminated, except as stated in AMQUEST's Disclosure Letter or except with prior written permission of BANCFIRST, which, in any case covered by Section 15(d) hereof, shall not be unreasonably withheld:

    (a) Beginning with the second quarter of 1998 and for each succeeding calendar quarter thereafter prior to the calendar quarter in which the Effective Time shall occur, AMQUEST

        (i) will not declare or pay any dividends or make any distributions on shares of AMQUEST Common, except cash dividends of (A) $.04 per share for the second quarter of 1998 and (B) of not more than $.04 per share for each quarter subsequent to the second quarter of 1998; and

        (ii) except as hereinbelow provided, will not declare or pay any dividends or make any distributions in any amount on AMQUEST Common in the quarter in which the Effective Time shall occur and in which the shareholders of AMQUEST Common are entitled to receive regular quarterly dividends on the shares of BANCFIRST Common into which the shares of AMQUEST Common have been converted. It is the intent of this part (ii) to provide that the holders of AMQUEST Common will receive either the payment of cash dividends on their shares of AMQUEST Common or the payment of cash dividends as the holders of shares of BANCFIRST Common received in exchange for the shares of AMQUEST Common for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of AMQUEST and the payment of a cash dividend as the holders of the shares of BANCFIRST Common received in exchange for the shares of AMQUEST Common. In the event that AMQUEST does not declare and pay cash dividends on its AMQUEST Common in a particular calendar quarter because of AMQUEST's reasonable expectation that the Effective Time would occur in said calendar quarter and the Effective Time does not in fact occur effective in said calendar quarter, then, as a result thereof, AMQUEST shall be entitled to declare and pay a cash dividend

              (within the limitations of this Section 15) on said shares of AMQUEST Common for said calendar quarter as soon as reasonably practicable.

       The declaration of any dividends within the limitations of this paragraph shall remain within the discretion of the Board of Directors of AMQUEST.

   (b) AMQUEST will not issue, sell or grant any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for or related to or acquire for value any shares of its capital stock or otherwise effect any change in connection with its equity capitalization except as related to the outstanding stock options which have been granted related to the purchase of not more than 154,902 shares of AMQUEST Common.

   (c) Except as otherwise set forth in or contemplated by this Merger Agreement, AMQUEST will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

   (d) Neither AMQUEST nor any Subsidiary will (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (ii) except as may be directed by any regulatory agency, change its or its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect;
       (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or amend any existing plan (except as required by law) so as to increase by any significant amount the benefits payable thereunder; (v) sell any assets except in the ordinary course of business and in an aggregate amount not exceeding $50,000; (vi) incur or commit to any capital expenditures other than in the ordinary course of business (which will in no event include the establishment of new branches or any other facilities or any capital expenditures in excess of $100,000 for any individual project for any purpose); or (vii) merge into, consolidate with or permit any other corporation to be merged or consolidated with it or any Subsidiary or acquire outside of the ordinary course of business part of or all the assets or stock of any other corporation or person.

    (e) AMQUEST will not change its or its Subsidiaries' methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen, L.L.P. or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of AMQUEST's Federal income tax returns for the taxable years ending December 31, 1996 and 1997, except as required by changes in law or regulation.

    (f) To the extent permitted by law, AMQUEST will afford BANCFIRST, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of AMQUEST and its Subsidiaries and will furnish to BANCFIRST such information with respect to the assets and business of AMQUEST and its Subsidiaries as BANCFIRST may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

    (g) AMQUEST will promptly advise BANCFIRST in writing of all material corporate actions taken by the directors and shareholders of AMQUEST, furnish BANCFIRST with copies of all monthly and other interim financial statements of AMQUEST as they become available, and keep BANCFIRST fully informed concerning all trends and developments which in the opinion of AMQUEST may have a AMQUEST Material Adverse Effect.

    (h) AMQUEST will notify BANCFIRST prior to the origination of any new loan or an advance on an existing loan of $1,000,000 or greater.

16. Action by BANCFIRST Pending Effective Time. BANCFIRST agrees that from the date of this Agreement until the earlier of the Effective Time, or the time that this Merger Agreement is terminated, except as stated in BANCFIRST's Disclosure Letter or except with prior written permission of AMQUEST, which, in any case covered by Section 16(d) hereof shall not be unreasonably withheld:

    (a) BANCFIRST will not adopt or implement any amendment to its Certificate of Incorporation, except for the purpose of increasing authorized shares of BANCFIRST Common, or any plan of consolidation, merger or reorganization which would affect in any manner the terms and provisions of the shares of BANCFIRST Common or the rights of the holders of such shares or reclassify any of the BANCFIRST Common.

    (b) Except as otherwise set forth in or contemplated by this Merger Agreement, BANCFIRST will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

    (c) BANCFIRST will not change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in with Coopers & Lybrand, L.L.P., its independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of BANCFIRST for the taxable years ending December 31, 1996 and 1997, except as required by changes in law or regulation.

    (d) BANCFIRST will not, and will cause its subsidiaries not to, make or agree to make any acquisition, or take any other action, that adversely affects its ability to consummate the transactions contemplated by this Merger Agreement and will otherwise continue to conduct its business operations and will cause the operations of its subsidiaries to be conducted in a manner consistent with past operating practices. For purposes of this provision, it is understood and agreed that any acquisition, merger, consolidation or reorganization which involves the creation of not more than $3 million in intangible assets on the books of BANCFIRST and which involves the acquisition of not more than $100 million in total assets shall be deemed to be consistent with past operating practices.

    (e) To the extent permitted by law, BANCFIRST will afford AMQUEST, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of BANCFIRST and its Subsidiaries and will furnish to AMQUEST such information with respect to the assets and business of BANCFIRST and its Subsidiaries as AMQUEST may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

    (f) BANCFIRST will promptly advise AMQUEST in writing of all material corporate actions taken by the directors and shareholders of BANCFIRST, furnish AMQUEST with copies of all monthly and other interim financial statements of BANCFIRST as they become available, and keep AMQUEST fully informed concerning all trends and developments which in the opinion of BANCFIRST may have a BANCFIRST Material Adverse Effect.

17. Conditions to Obligations of BANCFIRST. The obligations of BANCFIRST to effect the Merger are subject, unless waived by BANCFIRST, to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of AMQUEST and its Subsidiaries, taken as a whole, from March 31, 1998 to the Effective Time that has had a AMQUEST Material Adverse Effect.

    (b) AMQUEST shall not have paid cash dividends from March 31, 1998 to the Effective Time except as permitted under this Merger Agreement.

    (c) All representations by AMQUEST contained in this Merger Agreement shall be true at, or as of, the Effective Time as though such representations were made at and as of said date, except for (i) changes contemplated by the Merger Agreement, (ii) representations as of a specified time other than the Effective Time, which shall be true at such specified time (provided, however, that the representation of AMQUEST contained in Section 14(e) shall be true in all material respects as applied to the Balance Sheet of AMQUEST included in the most recently available quarterly or annual report to AMQUEST shareholders and/or AMQUEST's most recent publicly filed report to the Board prior to the Effective Time and the allowance for possible loan losses included therein, as though each reference to "March 31, 1998" in such Section were a reference to the last day of the calendar quarter of such report or form), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a AMQUEST Material Adverse Effect.

    (d) BANCFIRST shall have received the opinion of legal counsel for AMQUEST, dated as of the Effective Time, substantially to the effect set forth in Exhibit C hereto, together with a copy of the Certificate of Incorporation, as amended, of AMQUEST certified by the Secretary of State of Oklahoma and Certificates of Good Standing dated as of a date not more than 20 days prior to the Effective Time from the Secretary of State of the State of Oklahoma or the OCC, as appropriate, for each Bank.

   (e) AMQUEST shall have fulfilled and satisfied, in all material respects, all agreements and conditions required by this Merger Agreement to be fulfilled and satisfied by it at or prior to the Effective Time.

   (f) As of the close of the month immediately preceding the Effective Time, and at the Effective Time, AMQUEST will have a minimum stockholders' equity determined in accordance with generally accepted accounting principles as shown on the following table:

                August 31, 1998       $54,160,882
                September 30, 1998    $54,650,741
                October 31, 1998      $55,140,600
                November 30, 1998     $55,630,459

   The above amounts are exclusive of:

        (i) any increase in stockholders' equity as a result of exercise of stock options;

        (ii) additional compensation, if any, offered by BANCFIRST prior to closing to employees of AMQUEST in order to induce them to remain with BANCFIRST, subsequent to the Effective Time;

        (iii) any other expenses or adjustments otherwise mutually agreed by the parties, including expenses relating to premises;

        (iv) the change in unrealized gains or losses subsequent to March 31, 1998, with respect to available for sale securities or any realized gains on sales of securities. Realized losses on sales of securities shall be excluded for transactions approved by BANCFIRST;and

        (v) any loss not exceeding $150,000 incurred by AmQuest in the sale of its Cache, Oklahoma, branch.

    In the event that the minimum stockholders' equity is below the specified amount on the respective date, the total number of BANCFIRST shares to be issued of 2,625,000 shall be reduced by an amount equal to the deficiency divided by $40, and the exchange ratio shall be adjusted accordingly.

    (g) The reserve for loan losses of AMQUEST shall be not less than .90% of gross loans.

    (h) The total number of shares of AMQUEST Common issued and outstanding (not including treasury shares held by AMQUEST), including the total number of shares of AMQUEST Common related to outstanding and unexercised options related to AMQUEST Common, shall not be more than 3,315,653 shares.

    (i) AMQUEST shall have furnished BANCFIRST certificates, signed on its behalf by its Chairman or President and its Secretary or an Assistant Secretary and dated as of the Effective Time, certifying as to the form of and adoption of resolutions of its Board and shareholders approving the Merger Agreement and the Merger, respectively, and to the effect that the conditions described in Paragraphs (a), (b), (c), (f), (g), and (h) of this Section 17 have been fully satisfied.

18. Conditions to Obligations of AMQUEST. The obligations of AMQUEST to effect the Merger are subject, unless waived by AMQUEST, to the satisfaction on or prior to the Effective Time of the following conditions:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business, or operating results of BANCFIRST and its subsidiaries, taken as a whole, from March 31, 1998 to the Effective Time that has had a BANCFIRST Material Adverse Effect.

    (b) All representations by BANCFIRST contained in this Merger Agreement shall be true at, or as of, the Effective Time as though such representations were made at and as of said date, except for changes
         (i) contemplated by this Merger Agreement, (ii) representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time (provided, however, that the representation of BANCFIRST contained in Section 13(e) shall be true in all material respects as applied to the Balance Sheet of BANCFIRST included in the most recently available quarterly or annual report to BANCFIRST's shareholders and/or BANCFIRST's most recently filed report to the SEC on Form 10-Q or Form 10-K prior to the Effective Time and the reserve for possible loan and lease losses included therein, as though each reference to "March 31, 1998" in such Section were a reference to the last day of the calendar quarter of such report or form), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a BANCFIRST Material Adverse Effect.

    (c) AMQUEST shall have received the opinion of counsel for BANCFIRST, (i) on and dated the date on which the registration statement described in
         Section 10(d) of this Merger Agreement shall have become effective as described in Section 20(b) of this Merger Agreement substantially to the effect of paragraphs numbered 5, 6 and 7 of Exhibit D hereto and
         (ii) on and dated as of the Effective Time substantially to the effect set forth in Exhibit D hereto, together with a copy of the Certificate of Incorporation of BANCFIRST certified by the Secretary of State of the State of Oklahoma and, as AMQUEST shall reasonably require, Certificate of Good Standing of BANCFIRST dated as of a date not more than 20 days prior to the day of the Effective Time from the Secretary of State of the State of Oklahoma, and copies of the By-laws of BANCFIRST.

    (d) BANCFIRST shall have fulfilled and satisfied, in all material respects, all agreements and conditions required by this Merger Agreement to be fulfilled and satisfied by it at or prior to the Effective Time.

    (e) BANCFIRST shall have furnished AMQUEST a certificate, signed on its behalf by its Chairman, President, Senior Executive Vice President or an Executive Vice President and by its Secretary or Assistant Secretary and dated as of the Effective Time certifying as to the form of and adoption of the resolution of its Board and shareholders approving the Merger Agreement and the Merger, and to the effect that the conditions described in Paragraphs (a), (b), (d), and (e) of this Section 18 have been fully satisfied as to it.

    (f) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) cumulative earnings per share of BANCFIRST Common reported by BANCFIRST for calendar quarters beginning with the second quarter of 1998 through the most recent calendar quarter as defined above, shall be greater than or equal to the amount calculated by multiplying (x) $.62 by (y) the number of full calendar quarters which have passed since March 31, 1998 and for which earnings per share of BANCFIRST Common have been reported as of such date, times
         (z) 0.9. As used in this Section, "reported" means reported on BANCFIRST's quarterly financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with BANCFIRST's financial statements for the year ended December 31, 1997, as included in BANCFIRST's report to the SEC on Form 10-K.

19. Conditions to Obligations of All Parties. In addition to the provisions of Sections 17 and 18 hereof, the obligations of BANCFIRST and AMQUEST to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the Effective Time. BANCFIRST shall notify AMQUEST promptly upon receipt of all necessary governmental approvals. At the Effective Time, (i) no party hereto shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

    (b) The registration statement required to be filed by BANCFIRST pursuant to Section 10(d) of this Merger Agreement shall have become effective by an order of the SEC, the shares of BANCFIRST Common to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued and in effect or threatened by the SEC that suspends or would suspend the effectiveness of the registration statement, and no proceeding by the SEC shall have been commenced, pending or overtly threatened for such purpose and the BANCFIRST Common to be issued in the Merger will be authorized for trading.

    (c) This Merger Agreement shall have been duly approved and adopted by the requisite affirmative vote of the shareholders of AMQUEST and BANCFIRST.

    (d) Crowe and Dunlevy shall have issued its written opinion, dated as of the date of the Effective Time, satisfactory to AMQUEST and BANCFIRST, respectively, substantially to the effect set forth in clauses (a) through (e) of Section 12 of this Merger Agreement and there shall exist as of, at or immediately prior to the Effective Time, no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

    (e) The aggregate of (i) the fractional share interests of BANCFIRST Common to be paid in cash pursuant to Section 7(c), and (ii) the shares of BANCFIRST Common to which holders of AMQUEST Common would have been entitled as of the Effective Time but who, as of the Effective Time, have taken steps to perfect their rights as dissenting shareholders pursuant to the provisions of applicable law, shall not be more than 10% of the maximum aggregate number of shares of BANCFIRST Common which could be issued as a result of the Merger, provided, however, that "tainted" shares held as treasury stock by AMQUEST shall be regarded as dissenting shares for purposes of such computation.

    (f) The registration statement filed by BANCFIRST with the SEC registering the shares of BANCFIRST Common reserved for issuance pursuant to the exercise of options on BANCFIRST Common pursuant to the AMQUEST Options shall have become effective pursuant to rules and regulations of the SEC and shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued and in effect or threatened by the SEC that suspends or would suspend the effectiveness of such registration and no proceeding by the SEC shall have been commenced, pending or overtly threatened for such purpose.

    (g) The Merger shall qualify as a pooling of interests in accordance with APB 16 and all rules, regulations and policies of the SEC.

20. Indemnification.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether formal or informal and whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation pursuant to which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of AMQUEST or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party or a witness, based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Merger Agreement or any of the transactions contemplated hereby (a "Merger Related Event"), whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to such claim, action, suit, proceedings or investigation. With respect to any Merger Related Event, and conditioned upon the Merger becoming effective, BANCFIRST shall indemnify, defend and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceedings or investigation; provided, however, that BANCFIRST shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In the event of any such threatened or actual claim, action, suit, proceedings or investigation (whether asserted or arising before or after the Effective Time), (i) BANCFIRST shall pay expenses (including attorney's fees and expenses) in advance of the final disposition of any claim, suit, proceedings or investigation to each Indemnified Party to the fullest extent permitted by applicable law, and (ii) BANCFIRST shall use its reasonable best efforts to vigorously defend any such matter; provided, however, that BANCFIRST's obligations as herein set forth shall not apply to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement by any Indemnified Party involving the fraud, bad faith and/or reckless disregard of such Indemnified Party or related to any threatened or actual claim, action, suit, proceedings or investigation brought by BANCFIRST against any Indemnified Party. Any Indemnified Party wishing to claim indemnification and defense under this Section 20(a) shall, upon the earlier to occur of (A) receiving actual notice of any such claim, action, suit, proceeding or investigation, (B) otherwise learning of such claim, action, suit, proceeding or investigation or (C) receiving other information which would give a reasonably prudent person reason to believe that such a claim, action, suit, proceeding or investigation had or might be brought, notify BANCFIRST thereof as soon as reasonably practicable thereafter. BANCFIRST's obligations pursuant to this Section 20(a) are conditioned upon (A) BANCFIRST being given the right to control and direct the investigation, defense and/or settlement of each such matter; provided, however, that BANCFIRST will endeavor to consult with the Indemnified Party and to take the views of such Indemnified Party into consideration in effecting any settlement and BANCFIRST will not enter into any such settlement without the consent of the

         Indemnified Party (which consent shall not be unreasonably withheld) unless the settlement results in the complete release of the Indemnified Party from any further liability with respect to the Merger Related Event aspects of any such claim, (B) the Indemnified Party having reasonably cooperated with BANCFIRST in connection therewith, and (C) the BANCFIRST being given prompt written notice of any such claim, action, suit, proceeding or investigation; provided, however, that the failure to so notify shall not affect the obligations of BANCFIRST unless BANCFIRST is prejudiced thereby.

    (b) To the extent not prohibited by applicable law, BANCFIRST shall insure that all rights to indemnification and defense and all limitations of liability existing in favor of the Indemnified Parties as provided in AMQUEST's Certificate of Incorporation and By-laws or similar governing documents of any of its Subsidiaries or indemnification agreements, as in effect as of December 31, 1997, or as otherwise provided for or allowed under applicable law as in effect as of the date hereof or as such law is amended at a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    (c) In connection with any obligation of BANCFIRST to indemnify any Indemnified Party pursuant to Section 20(a) or (b), any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 20(a), above, or under Oklahoma law and the Certificate of Incorporation or By-Laws of AMQUEST shall be made by independent counsel (which shall not be counsel that provides material services to BANCFIRST) selected by BANCFIRST and reasonably acceptable to the Indemnified Party; and provided, further, that, in making such determination, BANCFIRST shall have the burden to demonstrate that the Indemnified Party's conduct failed to comply with such standard.

    (d) From and after the Effective Time, persons who, immediately prior to the Effective Time, served as the directors, officers and employees of AMQUEST and its Subsidiaries, who, following the Effective Time, continue as directors, officers and/or employees of the Surviving Corporation or one of its subsidiaries, shall have indemnification and defense rights having prospective application only, except, however, for the indemnification and defense rights set forth in paragraphs (a), (b) and
         (c) of this Section 20. These prospective indemnification and defense rights shall consist of (i) such rights to which directors, officers and employees are entitled under the provisions of the Certificate of Incorporation, By-laws or similar governing documents of the Surviving Corporation and its subsidiaries, as applicable, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time and (ii) those indemnification and defense rights set forth in agreements, if any, between BANCFIRST and the directors and executive officers of the Surviving Corporation and its Subsidiaries. Such agreements, if any, which shall be executed as soon as practicable following the Effective Time, shall provide certain indemnification and defense rights that are comparable to those provided to directors, officers and employees of BANCFIRST and its subsidiaries generally, but which rights may be greater or lesser than the indemnification and defense rights available in clause (i) above.

    (e) The obligations of BANCFIRST provided under paragraphs (a), (b) and (c) of this Section 20 are intended to benefit, and be enforceable against BANCFIRST directly by the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of BANCFIRST.

    (f) In the event BANCFIRST or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BANCFIRST as the case may be, assume the obligations set forth in this
         Section 20.

    (g) The provisions of this Section 20 are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. BANCFIRST shall pay all reasonable costs, including attorneys fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 20. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

21. Non-Survival of Representations and Warranties. The respective representations and warranties of AMQUEST and BANCFIRST contained in this Merger Agreement shall not survive the Effective Time.

22. Governing Law. This Merger Agreement shall be construed and interpreted according to the applicable laws of the State of Oklahoma.

23. Assignment. This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

24. Satisfaction of Conditions; Termination.

    (a) BANCFIRST agrees to use its reasonable best efforts to obtain satisfaction of the conditions of this Merger Agreement insofar as they relate to BANCFIRST, and AMQUEST agrees to use its reasonable best efforts, subject to the fiduciary duties of the Board of Directors of AMQUEST, to obtain the satisfaction of the conditions of this Merger Agreement insofar as they relate to AMQUEST, in each case, as soon as possible.

    (b) This Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of BANCFIRST or by AMQUEST's shareholders, upon the occurrence of any of the following by written notice from BANCFIRST to AMQUEST (authorized by the Board of Directors or executive officers of BANCFIRST), or by written notice from AMQUEST to BANCFIRST (authorized by the Board of Directors of AMQUEST), as the case may be:

         (i) If any material condition to the obligations of BANCFIRST set forth in Section 17 or 19 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by BANCFIRST or if any material condition to the obligations of AMQUEST as set forth in Section 18 or 19 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by AMQUEST. Each party's right to terminate under this Section 24 (b)(i) shall relate only to conditions to that party's obligations;

         (ii) In the event of a material breach by the other of any representation, warranty, condition or agreement contained in this Merger Agreement that is not cured within 30 days of the time that written notice of such breach is received by such other party from the party giving notice; or

         (iii) If the Merger shall not have been consummated on or before November 30, 1998.

    (c) In the event that BANCFIRST's investigation and review of AMQUEST discloses matters which BANCFIRST in good faith believes to be either
         (i) inconsistent in any material respect with any of the representations and warranties of AMQUEST contained in this Merger Agreement or (ii), in the reasonable judgment of the Board of Directors of BANCFIRST, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of AMQUEST and its Subsidiaries on a consolidated basis or
         (y) deviate materially and adversely from AMQUEST's financial statements for the three months ended March 31, 1998, BANCFIRST may elect to terminate this Merger Agreement by giving written notice of termination to AMQUEST within twenty days following the date of this Merger Agreement.

    (d) In the event that AMQUEST's investigation and review of BANCFIRST discloses matters which AMQUEST in good faith believes to be either (i) inconsistent in any material respect with any of the representations and warranties of BANCFIRST contained in this Merger Agreement or (ii), in the reasonable judgment of the Board of Directors of AMQUEST, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of BANCFIRST and its Subsidiaries on a consolidated basis or (y) deviate materially and adversely from BANCFIRST's financial statements for the three months ended March 31, 1998, AMQUEST may elect to terminate this Merger Agreement by giving written notice of termination to BANCFIRST within twenty days following the date of this Merger Agreement.

    (e) This Merger Agreement may be terminated and abandoned (whether before or after approval of the Merger by the shareholders of BANCFIRST or by AMQUEST's shareholders) by mutual written consent of AMQUEST and BANCFIRST authorized by the respective Boards of Directors of AMQUEST and BANCFIRST.

    (f) AMQUEST shall have the right to terminate this Merger Agreement in the event that the shareholders' equity of AMQUEST as specified in Section 17(f) as of the end of the month immediately preceding the Effective Time is lower than the specified shareholders' equity figure for such date by an amount in excess of 10% of such figure.

    (g) In the event of termination of this Merger Agreement (i) caused otherwise than by a willful breach of this Merger Agreement by any of the parties hereto or (ii) pursuant to Section 24(c), Section 24(d), or
         Section 24(e), (A) this Merger Agreement shall cease and terminate, the acquisition of AMQUEST as provided herein shall not be consummated, and neither BANCFIRST, nor AMQUEST shall have any liability to any other party under this Merger Agreement of any nature whatever, except for BANCFIRST's obligations related to the printing of the proxy solicitation materials, including any liability for damages, and (B) BANCFIRST and AMQUEST each shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Merger Agreement, the respective shareholders' meetings and actions of the parties and all other acts incidental to, contemplated by or in pursuance of the transactions contemplated by this Merger Agreement, including fees and expenses of their respective counsel, accountants and other experts and advisors. The duties of the parties with respect to confidential information as set forth in Section 10(f) shall survive any termination of this Merger Agreement.

    (h) If termination of this Merger Agreement shall be judicially determined to have been caused by willful breach of this Merger Agreement, then, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have willfully breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related documentation and their shareholders' meetings and consents.

25. Expenses. Except as provide in Section 24, each party hereto will bear all its own costs, charges and expenses in connection with the negotiation and preparation of, and transactions contemplated by, this Agreement, including, but not limited to, fees of their respective attorneys, investment advisers and accountants. With respect to AMQUEST all such fees and costs shall be paid in full or accrued as a liability on AMQUEST's books not later than the end of the month immediately preceding the Effective Time.

26. Waivers; Amendments. Any of the provisions of this Merger Agreement may be waived in writing at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, provided, however, such waiver, if material to AMQUEST or its shareholders, may be made only following due authorization by the Board of Directors of AMQUEST. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Merger Agreement and which makes reference to this Merger Agreement; provided, however, such amendment or modification may be made only following due authorization by the respective Boards of Directors of AMQUEST and BANCFIRST; provided, further, however, that after a favorable vote by the shareholders of AMQUEST any such action shall be taken by AMQUEST only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of AMQUEST, and will not require resolicitation of any proxies from such shareholders.

27. Entire Agreement. Subject to the exceptions noted in the next following sentence, this Merger Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by AMQUEST and BANCFIRST or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of AMQUEST and/or its Subsidiaries by BANCFIRST. Except for the BANCFIRST Disclosure Letter and any attachments thereto, the AMQUEST Disclosure Letter and any attachments thereto, and the Confidentiality Agreement, this Merger Agreement and the exhibits hereto constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

28. Captions; Counterparts. The captions in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

29. Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service. If notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Merger Agreement by mail or by hand-delivery in the same manner as herein provided.

(a) If to BANCFIRST, to:  BancFirst Corporation
                          P.O. Box 26788
                          Oklahoma City, Oklahoma 73126
                          Attn:  David Rainbolt
                          Phone:  (405) 270-1010
                          Fax:  (405) 270-1089

    With a copy to:       Craig Ledgerwood & Bauman
                          401 West Main St., Suite 400
                          Norman, Oklahoma 73069
                          Attn:  Marion C. Bauman
                          Phone:  (405) 329-1001
                          Fax:  (405) 329-5520


(b) If to AMQUEST, to:    AmQuest Financial Corp.
                          P.O. Box 2139
                          Duncan, OK 73534
                          Attn:  John Hugon
                          Phone:  (580) 255-4100
                          Fax:  (580) 255-5610

    With a copy to:       Crowe and Dunlevy
                          1800 Mid America Tower
                          Oklahoma City, OK 73102
                          Attn:  Michael M. Stuart
                          Phone:  (405) 235-7747
                          Fax:  (405) 272-5231

IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.


                                       BANCFIRST CORPORATION
ATTEST:

/s/ Sam D. Ott                         By:  /s/ David E. Rainbolt
----------------------                    ----------------------------
Secretary                                 President


                                       AMQUEST FINANCIAL CORPORATION
ATTEST:

/s/ Penny Morales                      By:  /s/ John Hugon
----------------------                    ----------------------------
Secretary                                 Vice Chairman